UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2025

IMAC Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38797	83-0784691
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3401 Mallory Lane, Suite 100 Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (844) 266-4622

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BACK	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 6, 2025, IMAC Holdings, Inc. (the “Company”) issued promissory notes (the “Notes”) to certain lenders (the “Lenders”) in the aggregate principal amount of $150,500, for an aggregate purchase price from the Lenders of $107,500.

The Notes are unsecured and mature on the earlier of (i) the date of consummation of any offering or offerings, individually or in the aggregate, of securities with gross proceeds of at least $1,000,000, and (ii) November 18, 2025. The Company may prepay any portion of the outstanding principal at any time without penalty.

The Notes include customary representations, warranties and covenants and sets forth certain events of default after which the outstanding principal may be declared immediately due and payable, including certain types of bankruptcy or insolvency events of default involving the Company.

The foregoing description of the Notes is not complete and is qualified in its entirety by reference to the full text of the Notes, a copy of the form of which is filed herewith as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

Proxy Statement

As previously reported, on November 12, 2024, the Company entered into the Securities Purchase Agreement (the “Series G Purchase Agreement”), pursuant to which the Company agreed to issue and sell, and the investors party thereto agreed to purchase, shares of Series G Preferred Stock and warrants. Pursuant to the Series G Purchase Agreement, the Company also agreed to seek the approval of the Company’s stockholders to the issuance of all of the securities issuable pursuant to the Series G Preferred Stock and the warrants in compliance with the rules and regulations of the Nasdaq Capital Market.

As previously reported, on November 12, 2024, the Company also entered into a Common Stock Purchase Agreement (the “ELOC Purchase Agreement”) with an equity line investor. Pursuant to the ELOC Purchase Agreement, the Company is required to obtain approval of the issuance of such shares by its stockholders in order to issue more than 19.99% of the total number of shares of common stock outstanding immediately prior to the execution of the ELOC Purchase Agreement, subject to additional terms.

On February 11, 2025, the Company filed a definitive proxy statement and related materials with the Securities and Exchange Commission (the “SEC”) for a special meeting of stockholders (the “Special Meeting”) to be held on March 26, 2025. At the Special Meeting, stockholders of the Company will consider and vote on: (i) a proposal related to the potential issuance of a number of shares of the Company’s common stock in excess of 19.99% of the outstanding shares of common stock issuable upon conversion of the Series G Preferred Stock and exercise of the Series G Warrants, (ii) a proposal related to the potential issuance of a number of Committed Equity Financing Shares in excess of 19.99% of our outstanding shares of common stock immediately prior to entry into the pursuant to the ELOC Purchase Agreement, (iii) a proposal to amend the Company’s certificate of incorporation to increase the total number of shares of common stock authorized for issuance, and (iv) a proposal to adopt and approve an amendment to the Company’s amended and restated certificate of incorporation to effect a reverse stock split of the Company’s common stock at a ratio of not less than one-for-two and not more than one-for-twenty, subject to the Board of Directors’ discretion to determine, without any further action by stockholders, not to proceed with a reverse stock split if it determines that a reverse stock split is no longer in the best interest of the Company and its stockholders

Appointment of Proxy Solicitor & Participants in Solicitation

We have engaged Advantage Proxy, Inc. (“Advantage Proxy”) to assist us with the solicitation of proxies in connection with the Special Meeting. We expect to pay Advantage Proxy a services fee, plus customary disbursements, which are not expected to exceed $15,000 in total.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Promissory Note dated March 6, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 7, 2025

IMAC HOLDINGS, INC.

By:	/s/ Faith Zaslavsky
Name:	Faith Zaslavsky
Title:	Chief Executive Officer